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A. Blaine Bowman Joins Altera Board of Directors

San Jose, Calif., July 30, 2012-Altera Corporation (NASDAQ: ALTR) announced that Arthur Blaine Bowman has joined the company's board of directors, effective July 30, 2012. Mr. Bowman has served as president, CEO and chairman of the board of directors for Dionex Corporation, a maker of chromatography separation technologies acquired by Thermo Fisher Scientific in 2011. He currently serves on the board of directors for Illumina, Inc., a leading life sciences company that develops innovative tools for DNA, RNA, and protein analysis.
"Blaine's notable background in leading companies focused on innovative technologies and sciences is a strong addition to Altera's leadership team," said John Daane, Altera's president, chairman and CEO. “We look forward to tapping his expertise in developing leading-edge products and expanding into new markets.”
"Altera's track record of growth, coupled with its ability to adapt while enabling customers to differentiate in their markets, is impressive," said Mr. Bowman. “I look forward to working with the board members to help Altera continue to excel.”
Prior to his 28-year career with Dionex, Mr. Bowman served as a management consultant with McKinsey & Company and as a product engineer at Motorola Semiconductor. Mr. Bowman holds a Master of Business Administration from Stanford University, as well as a Bachelor of Science in Physics from Brigham Young University.
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Altera® programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.
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